Exhibit 99.1

    NEW YORK, April 26, 1999 --

    "I am writing to tell you about my plans for retirement and how the resulting chief executive officer succession will take place. I plan to continue as chairman and CEO for two more years, until our annual meeting in April, 2001. I have recommended, and our board of directors has agreed, that Ken Chenault will succeed me and will be elected CEO at that time. I plan to remain as chairman for about one more year after my retirement as CEO, at which time the board will elect Ken chairman as well.

    "When we are closer to my retirement date, I will share with you my personal thoughts about the company, its people and the progress we have made. For now, however, I want to focus on our plans to ensure CEO continuity and on the rationale behind this announcement.

    "In a sense, there is no ideal time for retirement. There is always more to do, always more challenges to meet, always opportunities to capitalize on and problems to deal with. Nonetheless, succession planning is a critical part of good corporate governance for any company and its board of directors. Indeed, I believe the most important task for any CEO is to ensure the seamless transition of executive authority. This is a process that we began at American Express several years ago with Ken's appointment as president and chief operating officer. Today's announcement is the next step in this process.

    "Ken is an outstanding leader who has continually taken on more responsibilities and consistently executed those responsibilities well. He is exceptional -- both as an executive and as a person. He has already made a significant impact on American Express, and I have no doubt that he will be an outstanding CEO as well.

    "I chose to announce this succession well in advance of the actual event in order to clarify our plans for you and the external world, and to allow Ken to increase the range of his responsibilities. Customers, partners, competitors and colleagues will all know that when they deal with Ken, they are dealing with the next CEO of the company. I believe this will help us stay focused on our growth strategies and continue to build on the momentum of the past few years. Making the announcement now will also avoid any possible confusion about my own retirement plans. I want this to be a smooth and orderly transition, providing ample time for the company to absorb the change."

    American Express is a diversified worldwide travel, financial and network services company founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, financial planning, investment products, insurance and international banking.